                                                                   EXHIBIT 10.11


                                 PROMISSORY NOTE


$47,250.00
                                                             ANN ARBOR, MICHIGAN
                                                          DATED: JANUARY 1, 1998


         FOR VALUE RECEIVED, JEFFREY S. WILLIAMS, ("Borrower"), promises to pay to the order of GENOMIC SOLUTIONS INC., a Delaware corporation ("Lender"), at 4355 Varsity Drive, Suite E, Ann Arbor, Michigan 48108, or at such other place as Lender may designate in writing, in lawful money of the United States of America or shares of common stock of Genomic Solutions Inc. equal in fair market value to the principal sum of Forty Seven Thousand Two Hundred Fifty Dollars ($47,250.00) plus interest as hereinafter provided, on or prior to the earlier to occur of (i) five (5) years from the date of this promissory note (the "Note") and (ii) in the event of termination of Mr. Williams' employment with Genomic Solutions Inc. other than termination by Genomic Solutions Inc. without cause, the Note and all interest accrued to date shall be immediately due and payable on the date of termination. At the sole discretion of Borrower, this Note may be prepaid prior to maturity in full or in part without premium or penalty.

         Interest on the unpaid principal balance of the Note will accrue at a rate of interest per annum equal to the medium term Applicable Federal Rate, compounded annually, in effect as of the date of the Note, as determined under Internal Revenue Code Section 1274(d) (the "Effective Rate"). Interest shall be payable quarterly in arrears on the last day of each quarter, commencing March 31, 1998, and continuing until all principal and interest due hereunder is paid or otherwise discharged. Interest shall be calculated on the basis of a 360-day year, actual days elapsed.

         All payments received hereunder shall, at the option of Lender, first be applied against accrued and unpaid interest and the balance against principal. Borrower expressly assumes all risks of loss or delay in the delivery of any payments made by mail, and no course of conduct or dealing shall affect Borrower's assumption of these risks.

         The occurrence of any of the following shall constitute an "Event of Default" under this Note: (i) Borrower fails to make any payment of principal or interest when due under this Note or fails to perform or comply with, or defaults with respect to, any of the terms, covenants, or conditions of this Note; (ii) Borrower becomes insolvent or unable to pay its debts as they become due or makes an assignment for the benefit of its creditors; (iii) a receiver or a trustee is appointed for Borrower's assets, and such receiver or trustee is not discharged within sixty (60) days of such appointment; or (iv) a proceeding of any nature under the federal Bankruptcy Code, as amended, or any state insolvency statute, is commenced by or against Borrower, and such proceeding, if involuntary, is not set aside within sixty (60) days from the date of its institution. On the occurrence of an Event of Default, Lender shall have the right to declare immediately due and payable the entire principal balance of this Note and all accrued but unpaid interest, and the unpaid principal balance of this Note and all unpaid interest which has accrued under this Note shall thereafter bear interest at a rate which is three percent (3.0%) per annum greater than the Effective Rate otherwise applicable. Upon occurrence of an Event of Default, Borrower shall pay Lender, in addition to all other sums provided in this Note, all of Lender's costs and expenses, including reasonable attorneys' fees, incurred by Lender in the collection of all sums payable under this Note.

         Acceptance by Lender of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and Borrower's failure to pay the entire amount then due shall be and continue to be a default. Upon the occurrence of any default, neither the failure of Lender promptly to exercise its right to declare the outstanding principal and accrued unpaid interest hereunder to be immediately due and payable, nor the failure of Lender to demand strict performance of any other obligation of Borrower or any other person who may be liable hereunder, shall constitute a waiver of any such rights, nor a waiver of such rights in connection with any future default on the part of Borrower or any other person who may be liable hereunder.

         Borrower and all endorsees, sureties and guarantors hereof hereby jointly and severally waive presentment for payment, demand, notice of non-payment, notice of protest or protest of this Note, and Lender diligence in collection or bringing suit, and do hereby consent to any and all extensions of time, renewals, waivers or modifications as may be granted by Lender with respect to payment or any other provisions of this Note. The liability of Borrower under this Note shall be absolute and unconditional, without regard to the liability of any other party.

         Notwithstanding anything herein to the contrary, in no event shall Borrower be required to pay a rate of interest in excess of the Maximum Rate. The term "Maximum Rate" shall mean the maximum non-usurious rate of interest that Lender is allowed to contract for, charge, take, reserve or receive under the applicable laws of any applicable state or of the United States of America (whichever from time to time permits the highest rate for the use, forbearance or detention of money) after taking into account, to the extent required by applicable law, any and all relevant payments or charges hereunder, or under any other document or instrument executed and delivered in connection therewith and the indebtedness evidenced hereby.

         In the event Lender ever receives, as interest, any amount in excess of the Maximum Rate, such amount as would be excessive interest shall be deemed a partial prepayment of principal, and, if the principal hereof is paid in full, any remaining excess shall be returned to Borrower. In determining whether or not the interest paid or payable, under any specified contingency, exceeds the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted by law,
(a) characterize any non-principal payment as an expense, fee, or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and
(c) amortize, prorate, allocate and spread the total amount of interest through the entire contemplated term of such indebtedness until payment in full of the principal (including the period of any extension or renewal thereof) so that the interest on account of such indebtedness shall not exceed the Maximum Rate.

         This Note shall be binding upon Borrower and its successors and assigns, and the benefits hereof shall inure to Lender and its successors and assigns. This Note has been executed in the State of Michigan, and all rights and obligations hereunder shall be governed by the laws of the State of Michigan.

                                                  BORROWER:

                                                  JEFFREY S. WILLIAMS



                                                  By: /s/ Jeffrey S. Williams
                                                     ---------------------------
                                                      Jeffrey S. Williams


                                      -2-